Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-190135 on Form S-1 of our report dated July 25, 2013 relating to combined financial statements of Western Refining Logistics, LP Predecessor appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

We also consent to the use in this Amendment No. 1 to Registration Statement No. 333-190135 on Form S-1 of our report dated July 25, 2013 relating to the balance sheet of Western Refining Logistics, LP appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the headings “Expert” in such Prospectus.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

September 4, 2013